Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool

Executive Vice President/	Senior Vice President/

Chief Financial Officer	Chief Marketing Officer

ACS, Inc.	ACS, Inc.

214-841-8082	214-841-8028

warren.edwards@acs-inc.com	lesley.pool@acs-inc.com
ACS Announces Mark King as New Chief Executive Officer
DALLAS, TEXAS: October 3, 2005 — Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, today announced that Jeff Rich will be leaving the company and vacating his position on the Board to pursue other business ventures. The Board unanimously elected Mark King to serve as the President and new Chief Executive Officer (CEO). Mark King, who has been with the company since its founding, has served in a variety of top management positions. Most recently, he held the position of President and Chief Operating Officer (COO).
Darwin Deason, ACS Founder and Chairman of the Board said: “I am pleased to announce this transition of leadership. Jeff Rich and Mark King have been instrumental in building ACS into one of the premier business process outsourcing (BPO) and information technology (IT) services companies in the world. Mark’s business acumen and strategic thinking are critical for ACS’ continued success and achievement of new levels of growth.” Deason continued: “Jeff Rich made many valuable and lasting contributions to ACS. We wish him the best and we are grateful to him for his 16 years of service.”
A strategic focus, steady vision, and core development plans have led ACS into the premier ranks of global technology services companies. Mark King said: “I am delighted to accept this new position and I welcome the challenge. ACS is a tremendous company with a powerful market position, an impressive client base, a strong leadership team, and a talented work force.” He went on to say: “I will continue to focus on our strategy to leverage our market leading BPO position and our IT services to become the worldwide leader in technology services and to deliver extraordinary value to clients, shareholders, and our people.”

The company does not intend to change its strategic focus or operations. Consequent to these changes, Lynn Blodgett, Group President of ACS’ commercial operations has assumed the additional duties of Corporate Executive Vice President and Chief Operating Officer and has been appointed to the ACS board. No other executive leadership or board changes are anticipated at this time.
Darwin Deason served as Chairman and CEO since the company’s founding in 1988 until 1999. Jeff Rich served as CEO from 1999 to 2005. Jeff Rich, former CEO of ACS said: “I have greatly enjoyed my time here. I have met the objectives I set for myself, and ACS, during my tenure as CEO and it’s time to move on to new opportunities and challenges. There is a tremendous management team in place to move the company forward, and I know that I leave the company in capable hands.”
Founded in 1988, ACS went public in 1994 and quickly grew from a single client in the financial services industry to a blue-chip client list of American and international businesses. It is the fastest rising technology services company in the FORTUNE 500 list and supports client operations reaching nearly 100 countries and employs more than 50,000 people. Currently, ACS is the largest, fully-diversified BPO services provider to industry leaders in the communications, education, energy, financial services, government, healthcare, insurance, manufacturing, retail, and transportation and travel industries. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.
The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including our most recent filing. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.